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                                                                  [Premcor Logo]

                                                                 Premier People,
                                                           Products and Services
NEWS RELEASE
                                                       Premcor Inc.
                                                       8182 Maryland Avenue
                                                       Suite 600
                                                       St. Louis, Missouri 63105
                                                       314-854-9696
                                                       314-854-1580 fax

               PREMCOR TO CLOSE HARTFORD, ILL. REFINERY IN OCTOBER

         ST. LOUIS, February 28, 2002 - Premcor announced today that it has informed employees at its Hartford refinery that it will discontinue refining operations in October 2002.

         Thomas D. O'Malley, chairman, chief executive officer and president of Premcor stated: "We have evaluated the feasibility of upgrading our Hartford refinery to meet future low-sulfur gasoline and diesel fuel specifications and have been unable to justify the significant investment that would be necessary to remain operational." In order for Premcor to meet the deadline for the introduction of low sulfur gasoline regulations, a significant capital investment would have to begin in the fourth quarter of 2002.

         "Employee safety and the environment will continue to be Premcor's focus during the transition period prior to closing the refinery," said O'Malley. Additionally, Premcor will continue to pursue all opportunities, including a sale of the refinery, to mitigate the loss of jobs and refining capacity in this area. However, there is no assurance that the company will be successful in this regard.

         Due to the planned discontinuation of operations, The Premcor Refining Group Inc., an indirect wholly-owned subsidiary of Premcor Inc. and a direct wholly-owned subsidiary of Premcor USA Inc., will take a pretax charge to earnings of approximately $120 million, at least a portion of which will be taken in the first quarter. This charge would include asset write-downs, and accruals for employee severance, future environmental expense and other exit costs. The actual expenditures for these items would occur over several years following the shutdown.

         Premcor operates two other refineries, the Port Arthur facility with a capacity of 250,000 barrels per day (bpd) and the Lima Ohio refinery with a capacity of 160,000 bpd. O'Malley stated that he expects both plants to be able to meet the new fuel specifications in a timely manner.

         Premcor Inc., through its principal operating subsidiaries, The Premcor Refining Group Inc. and the Port Arthur Coker Company L.P., is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products in the United States. The company has an aggregate 490,000 bpd of crude distillation capacity at its three refineries located in Port Arthur, Texas (250,000 bpd), Lima, Ohio (170,000 bpd) and Hartford, Illinois (70,000 bpd).

         This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company's current expectations with respect to future market conditions, future operating results and the future performance of its refinery operations. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "may," "will," "would," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiaries, including Sabine River Holding Corp., Premcor USA Inc. and The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:
Investors:                                           Media:
----------                                           ------
Karen Davis                                          Jim Joyce
(314) 854-1424                                       (314) 854-1511


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